Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

                       Votes for        Votes withheld
Ravi Akhoury           2,566,689,700    3,929,918
Jameson A. Baxter      2,566,704,258    3,915,360
Charles B. Curtis      2,566,702,967    3,916,651
Robert J. Darretta     2,566,745,632    3,873,986
Myra R. Drucker        2,566,694,748    3,924,870
John A. Hill           2,566,712,158    3,907,460
Paul L. Joskow         2,566,754,802    3,864,816
Elizabeth T. Kennan    2,566,690,713    3,928,905
Kenneth R. Leibler     2,566,733,552    3,886,066
Robert E. Patterson    2,566,763,419    3,856,199
George Putnam, III     2,566,693,850    3,925,768
Robert L. Reynolds     2,566,757,540    3,862,078
W. Thomas Stephens     2,566,760,127    3,859,491
Richard B. Worley      2,566,734,621    3,884,997


* Reflects votes with respect to election of Trustees by funds of the Trust through January 15, 2010.

A proposal to approve a new management contract between the fund and Putnam Management with both Fund
Family breakpoints and performance fees was approved as follows:

           Votes for    Votes against   Abstentions  Broker non votes

            565,236      1,838            0         5,930

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

           Votes for    Votes against   Abstentions  Broker non votes

             565,236      1,838            0           5,930

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

          Votes for    Votes against   Abstentions  Broker non votes

             565,236      1,838            0           5,930

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

          Votes for    Votes against   Abstentions  Broker non votes

             567,003      71               0           5,930



All tabulations are rounded to the nearest whole number.